Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Arnold D. Levitt
Senior Vice President
Chief Financial Officer
	(609) 386-2500	FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS THIRD QUARTER RESULTS

PRE-TAX INCOME MORE THAN DOUBLED IN QUARTER

Burlington, New Jersey – February 5, 2004 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported pre-tax income of $1,330,000 for the quarter ended December 31, 2003 compared with pre-tax income of $562,000 for the same period in the prior year. The increase in pre-tax income resulted primarily from improved gross margin, (reflecting stronger foreign currencies and improved product mix) and lower interest expense. Net income for the quarter was $1,388,000, or $.15 per share, after preferred stock dividends, compared with net income of $1,528,000, or $.17 per share, after preferred stock dividends, for the same period last year. The prior year’s net income included a $ 966,000 ($.12 per share) refund of income taxes. Revenues in the current quarter were $18,873,000 compared with $18,764,000 for the prior year quarter.

For the nine months ended December 31, 2003, the Company reported net income of $2,415,000, or $.25 per share, after preferred stock dividends. For the same period last year, the Company had net income of $4,244,000, or $.49 per share, after preferred stock dividends, which results were favorably impacted by the inclusion in income of $1,377,000 ($.17 per share) from the extension of a three–year software licensing agreement and the $966,000 ($.12 per share) refund of income taxes. Revenues for the nine months ended December 31, 2003 were $49,527,000 compared with $56,335,000 in the prior year period.

Barry Lipsky, President and CEO of the Company said, “I am pleased that our pre-tax income in the current quarter was more than double the pre-tax income in the same quarter last year. I expect that revenue and operating results in our fourth fiscal quarter will also compare favorably with the prior year results.” Mr. Lipsky went on to say that “Our new products were quite favorably received at the recent Consumer Electronics Show and should start to contribute to our sales growth during the second half of our next fiscal year and provide a full year impact in our 2006 fiscal year.”

Mr. Lipsky added that “We continue to strengthen our balance sheet and expect to reduce borrowings under our revolving credit agreement to approximately $3,000,000 by the end of our current fiscal year compared with $6,134,000 at the end our prior fiscal year.”

Franklin Electronic Publishers (AMEX:FEP) is the worldwide leader in handheld information, having sold more than 29,000,000 electronic books. Current titles available directly or through partners number more than 8,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel,

Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in North and South America. Products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com. International sales are concentrated in Europe, Canada, Australia, and Mexico.

ROLODEX® is a registered trademark of Beryl Corporation, a subsidiary of Newell Rubbermaid Inc.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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FRANKLIN ELECTRONIC PUBLISHERS, INC.

(In thousands except per share data)

	Three Months Ended December 31,
	2003	2002
Sales	$18,873	$18,764

Gross Margin	9,237	8,462

Pre Tax Income	1,330	562

Net Income	1,388	1,528

Preferred Stock Dividend	218	198

Income Applicable to Common Stock	1,170	1,330

Income Per Common Share

Basic	$.15	$.17
Diluted	$.14	$.17

Weighted Average Common Shares

Basic	7,971	7,946
Diluted	8,343	8,017

	Nine Months Ended December 31,
	2003	2002
Sales	$49,527	$56,335

Gross Margin	23,753	25,362

Pre Tax Income	2,378	3,278

Net Income	2,415	4,244

Preferred Stock Dividend	426	386

Income Applicable to Common Stock	1,989	3,858

Income Per Common Share

Basic	$.25	$.49
Diluted	$.24	$.48

Weighted Average Common Shares

Basic	7,962	7,947
Diluted	8,328	8,037

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